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EXHIBIT 10.33

                              TERM CREDIT AGREEMENT

                            Dated as of May 17, 2004

      TELECOMUNICACIONES DE PUERTO RICO, INC., a Puerto Rico corporation (the "Borrower"), PUERTO RICO TELEPHONE COMPANY, INC., a Puerto Rico corporation ("PRTC" or the "Guarantor"), the LENDERS parties hereto (collectively, the "Lenders"), and BANCO BILBAO VIZCAYA ARGENTARIA PUERTO RICO ("BBVAPR"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent at The Chase Manhattan Bank with its office at New York, New York ABA No. 021000021, Account No. 001-0974301, Banco Bilbao Vizcaya Argentaria Puerto Rico, Attention: Corporate Banking.

      "Advance" means the Term Credit Advance.

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Applicable Lending Office" means, with respect to each Lender, such Lender's LIBOR Lending Office.

      "Applicable Margin" means 0.57%, for any Interest Period.

      "Assignment and Acceptance" has the meaning assigned to that term in
Section 9.07.

      "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

   (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s base rate that is offered to its customers generally (before giving effect to any applicable margin); and

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            (b) -1/2 of one percent per annum above the Federal Funds Rate.

      For purposes hereof, the Base Rate is not intended to be the lowest or best rate of interest charged by any Lender to a customer, with each change in such rate to be effective for purposes hereof on the day in which any such change is announced as herein provided, whether or not such change is notified to the Borrower by the Administrative Agent. The Base Rate will be computed on the basis of a 360 day year for the actual number of days elapsed occurring in the period for which such interest is payable.

      "Base Rate Advance" means a Term Credit Advance that bears interest based upon the Base Rate as provided in Section 2.06(a)(i).

      "Borrower" has the meaning specified in the recital of parties.

      "Borrower's Account" means the account of the Borrower maintained by the Borrower at Banco Popular de Puerto Rico with its office at Popular Center, Hato Rey, Puerto Rico, Account No. 030-303664.

      "Bonds" means the following series of senior notes issued by the Borrower:
(i) $400,000,000 of 6.65% Senior Notes due 2006; and (ii) $300,000,000 of 6.80%
Senior Notes due 2009.

      "Borrowing" means the Term Credit Borrowing.

      "Business Day" means a day of the year on which banks are not required or authorized by law or executive order to close in New York City or San Juan, Puerto Rico, provided that, if the applicable Business Day relates to any LIBOR Rate Advances, "Business Day" means a day of the year on which banks are not required or authorized by law or executive order to close in New York City or San Juan, Puerto Rico and on which dealings are carried on in the London interbank market.

      "Commitment" has the meaning specified in Section 2.01.

      "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

      "Consolidated Assets" means the total assets of the Borrower and its Subsidiaries as shown on the audited consolidated balance sheet or unaudited consolidated balance sheet, as the case may be, as of the end of the most recent fiscal quarter.

      "Controlling Interest" means (a) ownership of at least 35% plus one share of the Voting Stock of the Borrower and (b) the ability to appoint a majority of the Board of Directors of the Borrower.

      "Convert", "Conversion" and "Converted" each refers to a conversion of Term Credit Advances of one Type into Term Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

      "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term "Debt" so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being

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maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through
(g) above or clause (i) or (j) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

      "Debt to EBITDA Ratio" of any Person at any date means the ratio of (a) Debt of the types that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person on such date to (b) EBITDA for the period of four fiscal quarters of such Person ended on or immediately prior to such date, provided that for purposes of clause (a) of this definition, Debt shall not include (1) the obligations specified in clause (g) of the definition thereof set forth above or (2) with respect to the Borrower, any obligations which may be assumed by the Borrower for guaranties of any indebtedness of the Borrower's employee stock ownership plan up to an aggregate principal amount of $29,745,000.

      "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

      "Disclosed Litigation" has the meaning specified in Section 3.01(b).

      "EBITDA" means the sum, determined on a Consolidated basis, of the Borrower's (i) net income (or net loss), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) non-cash severance charges in an aggregate amount not to exceed $20,000,000 in calendar year 2004 and $20,000,000 in calendar year 2005.

      "EBITDA to Interest Ratio" of any Person on any date means the ratio of
(a) EBITDA for the period of four fiscal quarters of such Person ended on or immediately prior to such date to (b) interest payable on, and amortization of debt discount in respect of, all Debt of such Person for the period of four fiscal quarters of such Person ended on or immediately prior to such date, provided that for purposes of clause (b) of this definition, Debt shall not include the obligations specified in clause (g) of the definition thereof set forth above.

      "Effective Date" has the meaning specified in Section 3.01.

      "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender that is a financial institution and is majority-owned by such Lender; (iii) any commercial bank organized under the laws of the Commonwealth of Puerto Rico having total assets in excess of $1,000,000,000 and with an unsecured long-term debt credit rating equal to or greater than BBB+ from S&P and Baa1 from Moody's;
(iv) any other commercial bank having total assets in excess of $1,000,000,000 and with an unsecured long-term debt credit rating equal to or greater than BBB+ from S&P and Baa1 from Moody's that has an Applicable

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Lending Office that is not subject to deduction or withholding of Taxes; and (v)
any other Person approved by the Administrative Agent and the Borrower (so long as no Default has occurred and is continuing), such approvals not to be unreasonably withheld.

      "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

      "Environmental Law" means any federal, state, local (including the Commonwealth of Puerto Rico) or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials and including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, each as amended from time to time.

      "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Loan Parties' controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

      "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any of the Loan Parties or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any of the Loan Parties or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under
Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to
Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

      "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

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      "Eurodollar Rate Reserve Percentage" of any Lender for any Advance means the reserve percentage applicable during the relevant Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

      "Events of Default" has the meaning specified in Section 6.01.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "GAAP" means (a) in the case of the preparation of all financial reporting requirements, generally accepted accounting principles in the United States, as in effect from time to time, and (b) in the case of the calculation, certification and compliance with all financial tests and covenants, generally accepted accounting principles in the United States, as in effect on the date of the financial statements delivered to each Lender in accordance with Section 4.01(e), in each case applied on a consistent basis both as to classification of items and amounts.

      "Guaranteed Obligations" has the meaning specified in Section 7.01.

      "Guarantor" has the meaning specified in the recital of parties to this Agreement.

      "Guaranty" has the meaning specified in Section 7.01.

      "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

      "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

      "Interest Period" means, for each LIBOR Rate Advance comprising part of the Term Credit Borrowing, the period commencing on the date of such LIBOR Rate Advance or the date of the Conversion of any Base Rate Advance into such LIBOR Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to such LIBOR Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be for monthly periods of one, two, three or six months, or any such other periods (as may be agreed to by the Administrative Agent), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Puerto Rico Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

            (i) the Borrower may not select any Interest Period that ends after the Termination Date;

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            (ii)  Interest Periods commencing on the same date for LIBOR Rate
                  Advances comprising part of the Term Credit Borrowing shall be of the same duration;

            (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

            (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "LIBOR Lending Office" means, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" opposite its name on
Schedule I hereto or opposite its name in the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

      "LIBOR Rate" means, for any Interest Period for each Advance comprising part of the Term Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period as quoted by Bloomberg Professional (currently on page BBVAM1, or any succeeding page dealing with such quotes), in an amount approximately equal to the Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, if any. The Eurodollar Rate for any Interest Period for each Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates as quoted by Bloomberg Professional (currently on page BBVAM1, or any succeeding page dealing with such quotes), two Business Days before the first day of such Interest Period. If for any reason such quotations are no longer published by Bloomberg Professional, then the quote shall be obtained from Moneyline Telerate Markets page 3750, or any succeeding page dealing with such quotes.

      "LIBOR Rate Advance" means a Term Credit Advance that bears interest as provided in Section 2.06(a)(ii).

      "Lenders" means the Lenders and each Person that shall become a party hereto pursuant to Section 9.07."

      "Lien" means any lien, security interest or other charge or encumbrance of any kind.

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      "Loan Documents" means this Agreement, the Term Credit Notes, and, on and after the date of delivery thereof, each guarantee, mortgage, pledge, assignment or other security instrument required to be delivered under the terms of this Agreement or any other Loan Document, in each case as amended or otherwise modified from time to time.

      "Loan Party" means each of the Borrower, the Guarantor and each other Person (other than the Administrative Agent or any Lender) which is or becomes or, under the terms of any Loan Document, is required to become a party to a Loan Document.

      "Majority Lenders" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the Notes held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

      "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any Loan Party and its Subsidiaries taken as a whole.

      "Material Adverse Effect" means a material adverse effect on (a) the ability of any Loan Party to conduct its business on substantially the same basis as conducted on the Effective Date, or (b) the ability of any Loan Party to service its Debt obligations on a timely basis.

      "Moody's" means Moody's Investors Service, Inc.

      "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than such Loan Party and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

      "Note" means a Term Credit Note.

      "Notice of Term Credit Borrowing" has the meaning specified in Section 2.02(a).

      "Other Taxes" has the meaning specified in Section 2.13(b).

      "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

      "Permitted Liens" means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(i) hereof; (b) pledges or deposits to secure obligations under workers' compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party;
(d) deposits to secure public or statutory obligations of such Person; (e) materialmen's, mechanics', carriers', workers', repairmen's or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business; (h) Liens created by or resulting from any litigation or legal proceeding which

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at the time is currently being contested in good faith by appropriate proceedings; (i) leases existing on property acquired, in the ordinary course of business; (j) landlord's Liens under leases to which such Person is a party; (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business; and (l) bankers' liens, rights of set-off or analogous rights granted or arising by operation of law to any deposits held by or other indebtedness owing by any lender or any affiliate thereof to or for the credit or account of such person.

      "Permitted Receivables Financing" means any financing pursuant to which the Borrower or any Subsidiary of the Borrower may sell, convey, or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (and related assets) of the Borrower or such Subsidiary, provided that such financing shall be on customary market terms and shall be non-recourse to the Borrower and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions. The grant of a security interest in any accounts receivable of the Borrower or any Subsidiary of the Borrower (other than a Receivables Subsidiary) to secure Debt under any credit facility shall not be deemed a Permitted Receivables Financing.

      "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

      "Plan" means a Single Employer Plan or a Multiple Employer Plan.

      "Receivables Subsidiary" means a bankruptcy-remote, special-purpose wholly owned Subsidiary formed in connection with a Permitted Receivables Financing.

      "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

      "Services Agreement" means the Services Agreement, dated as of March 2, 2004, by and among the Borrower, PRTC and Verizon Corporate Services Group Incorporated, as amended, modified, renewed or replaced from time to time.

      "Significant Subsidiary" means at any time any Subsidiary, other than a Receivables Subsidiary, the assets of which, in the aggregate, exceed five percent (5%) of the Consolidated Assets , determined in accordance with GAAP.

      "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

      "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account any indemnification pursuant to the terms of any agreements entered into in connection therewith.

      "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

      "Subsidiary Existing Debt" has the meaning specified in Section 5.02(d).

      "Taxes" has the meaning specified in Section 2.13(a).

      "Term Credit Advance" means an advance by a Lender to the Borrower as part of the Term Credit Borrowing and refers to a Base Rate Advance or a LIBOR Rate Advance.

      "Term Credit Borrowing" means the borrowing consisting of simultaneous Term Credit Advances made by each of the Lenders pursuant to Section 2.01.

      "Term Credit Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Credit Advance made by such Lender.

      "Termination Date" means the earlier of (a) May 17, 2005 and (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

      "Type" means, as to any Term Credit Advance, whether such Advance is a Base Rate Advance or a LIBOR Rate Advance, each of which shall constitute a type of Advance under this Agreement.

      "Verizon" means Verizon Communications, Inc., a Delaware corporation.

      "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

      "Withholding Tax Change" means the approval by either the House of Representatives or the Senate of the Commonwealth of Puerto Rico of any proposal to change any applicable law, treaty or government rule, regulation or order which would require the Borrower to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent.

      SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

      SECTION 1.03 Accounting Terms. All terms of an accounting or financial nature not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

      SECTION 2.01 The Term Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make the Term Credit Advances to the Borrower on the Effective Date in the aggregate amount set forth opposite such Lender's name on the signature pages hereof, as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"). The Term Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Within the limits of this Section 2.01, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09 and may Convert Borrowings of one Type into Borrowings of another Type as provided for in Section 2.08, provided, however, that any amounts repaid or prepaid may not be reborrowed.

      SECTION 2.02 Making the Term Credit Advances.

            (a) The Term Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (Puerto Rico Time) on the Business Day of the Effective Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. The notice of the Term Credit Borrowing (the "Notice of Term Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Term Credit Borrowing, (ii) Type of Advances comprising the Term Credit Borrowing,
(iii) aggregate amount of the Term Credit Borrowing, and (iv) in the case that the Term Credit Borrowing consists of LIBOR Rate Advances, initial Interest Period for each such Term Credit Advance. Each Lender shall, before 12:00 noon (Puerto Rico Time) on the Effective Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Term Credit Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Borrower's Account.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select a LIBOR Rate Advance for the Term Credit Borrowing if the aggregate obligation of the Lenders to make LIBOR Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.

                  (c) The Notice of Term Credit Borrowing shall be irrevocable and binding on the Borrower. In the case that the Term Credit Borrowing consists of LIBOR Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Term Credit Borrowing for the Term Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Credit Advance to be made by such Lender as part of the Term Credit Borrowing when such Term Credit Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of the Term Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the Term Credit Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Effective Date in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Term Credit Advances comprising the Term Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Term Credit Advance as part of the Term Credit Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this Section 2.02(d).

            (e) The failure of any Lender to make the Term Credit Advance to be made by it as part of the Term Credit Borrowing shall not relieve any other Lender of its obligation hereunder to make its Term Credit Advance on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Term Credit Advance to be made by such other Lender on the Effective Date.

      SECTION 2.03 Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's outstanding Advances from the Effective Date until the Termination Date at a rate per annum equal to 0.125%, payable in arrears quarterly on the last day of each March, June, September and December, commencing on June 30, 2004, and on the Termination Date.

      SECTION 2.04 Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to permanently terminate in whole or permanently reduce in part the unused portions of the respective Commitment of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall permanently reduce the Commitments of the Lenders on a pro-rata basis.

      SECTION 2.05 Repayment of Term Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Term Credit Advances then outstanding.

      SECTION 2.06 Interest.

            (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of the Term Credit Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Term
            Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) LIBOR Rate Advances. During such periods as such Term
            Credit Advance is a LIBOR Rate Advance, a rate per annum equal at all times during each Interest Period for such Term Credit Advance to the sum of (x) the LIBOR Rate for such Interest Period for such Term Credit Advance, plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such LIBOR Rate Advance shall be Converted or paid in full.

            (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on
(i) the unpaid principal amount of the Term Credit Advance owing to each Lender, payable in arrears on the date such amount shall be paid in full and on demand at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Term Credit Advance pursuant to clause (a)(i) or
(a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Term Credit Advances pursuant to clause (a)(i) above.

      SECTION 2.07 Interest Rate Determination.

            (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a)(i) or (ii). If, with respect to any LIBOR Rate Advances, any Lender notifies the Administrative Agent that the LIBOR Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lender of making, funding or maintaining their respective LIBOR Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Term Credit Advances into, LIBOR Rate Advances shall be suspended until the

      Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                        (b) If the Borrower shall fail to select the duration of any Interest Period for any LIBOR Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                        (c) On the date on which the aggregate unpaid principal amount of LIBOR Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

            (d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01, (i) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, continue or to Convert Advances into, LIBOR Rate Advances shall be suspended.

                        (e) If on any date the Administrative Agent is unable to determine the LIBOR Rate for any LIBOR Rate Advances to be made on such date,

                  (i) the Administrative Agent shall forthwith notify the
            Borrower and the Lenders that the interest rate cannot be determined for such LIBOR Rate Advances,

                  (ii) with respect to LIBOR Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will Continue as a Base Rate Advance), and

                  (iii) the obligation of the Lenders to make LIBOR Rate Advances or to Convert Term Credit Advances into LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 2.08 Optional Conversion of Term Credit Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Puerto Rico Time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Term Credit Advances of one Type comprising the same Borrowing into Term Credit Advances of the other Type; provided, however, that any Conversion of LIBOR Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBOR Rate Advances and any Conversion of Base Rate Advances into LIBOR Rate Advances shall be in an amount not less than $1,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Term Credit Advances to be Converted and (iii) if such Conversion is into LIBOR Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

      SECTION 2.09 Prepayments of Advances. The Borrower may, upon at least two Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Term Credit Advances comprising part of the same Borrowing in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b) and (z) each partial prepayment shall permanently reduce in the amount of the prepayment the Commitments of the Lenders on a pro-rata basis.

      SECTION 2.10 Increased Costs.

            (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section
2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority); provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to the date of such notice. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amount.

            (b) If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender (excluding any reserves included in the computation of the LIBOR Rate) and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type (taking into consideration such Lender's policies and the policies of any corporation controlling such Lender with respect to capital adequacy) then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable (in the proportion that such Lender's Commitment hereunder bears to all of such Lender's commitments of this type) to the existence of such Lender's commitment to lend hereunder; provided that the Borrower shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error in the calculation of such amounts.

                        (c) Any Lender claiming any additional amounts payable pursuant to this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender's reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower's pro rata share of such expenses based on such Lender's Commitment and Advances and the total lending commitments and loans of such Lender to its similarly situated customers.

      SECTION 2.11 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Applicable Office to perform its obligations hereunder to make LIBOR Rate Advances or to fund or maintain LIBOR Rate Advances hereunder, (i) each LIBOR Rate Advance made by such Lender will automatically, upon such demand, Convert into a Base Rate Advance, as the case may be, and (ii) the obligation of such Lender to make LIBOR Rate Advances or to Convert Term Credit Advances into LIBOR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

      SECTION 2.12 Payments and Computations.

            (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (Puerto Rico Time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Sections 2.09, 2.10 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

            (b) All computations of interest and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error in the calculation of such interest rate.

            (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                        (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the time on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

      SECTION 2.13 Taxes.

            (a) Subject to subsections (e) and (f) below, any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with
Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the Commonwealth of Puerto Rico, the United States or any political subdivision of either (or in the case of any payments by or on behalf of the Borrower through an account or branch outside the United States or the Commonwealth of Puerto Rico or by or on behalf of the Borrower by a payor that is not a United States person or not organized or resident in the Commonwealth of Puerto Rico such payments shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by a foreign jurisdiction or any political subdivision thereof), excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (x) in the case of a Lender pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority therein) in which it is organized or in which the principal office of such Lender or Applicable Lending Office of such Lender is located, or (y) in the case of any payment to the Administrative Agent in its capacity as Administrative Agent, the jurisdiction (or any political subdivision or taxing authority therein) in which it is organized or in which the principal office of the Administrative Agent is located or in which the office designated by the Administrative Agent to act as Administrative Agent is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). Subject to subsections (e) and (f) below, if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. For purposes of this subsection (a) and subsection
(e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

            (b) In addition, the Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes as a result of the introduction of any change in or in the interpretation of any law or regulation after the Effective Date (hereinafter referred to as "Other Taxes").

                        (c) Subject to subsections (d), (e) and (f) below, the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (to the extent not previously paid under subsection (a) or (b) above) imposed on or paid by such Lender or the Administrative Agent (as the case may be) on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and any liability (including penalties, interest and expenses but excluding any taxes imposed by any jurisdiction on amounts which may be paid or payable by the Borrower to a Lender or the Administrative Agent under this
Section 2.13) arising therefrom or with respect thereto. This indemnification shall be made within 30 Business Days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

            (d) Each Lender organized under the laws of a jurisdiction outside of the Commonwealth of Puerto Rico from time to time as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two properly and accurately completed and duly executed original copies of any form, document or other certificate that is necessary for such Lender to be exempt from, or entitled to a reduced rate of Taxes or payments hereunder or under the Notes or for the Borrower to determine the applicable rate of deduction or withholding of any Taxes. If any Lender which is organized under the laws of a jurisdiction outside of the Commonwealth of Puerto Rico is unable to provide the above-described forms, documents or other certificates for a relevant interest period (or if the Lender's appropriate personnel responsible for providing the forms, documents or other certificates actually become aware that the forms, documents or other certificates provided by it are inaccurate), such Lender shall notify the Borrower in writing prior to or immediately upon the commencement of such relevant interest period.

            (e) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, document or other certificate requested by the Borrower in accordance with Section 2.13(d) (other than if such failure is due to a change in any applicable law, treaty or government rule, regulation or order, or any change in the interpretation, administration or application of law occurring subsequent to the date hereof such that such Lender is not lawfully able to provide the Borrower with the appropriate form, document or other certificate, or if such form, document or other certificate is no longer required to establish an exemption from the applicable tax), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes by reason of such failure and the Borrower shall be entitled to withhold Taxes from payments to such Lender; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, document or other certificate required hereunder, the Borrower shall take such steps at such Lender's expense as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                        (f) Notwithstanding anything else contained in this
Section 2.13, the Borrower shall only be required to pay additional sums with respect to Taxes (subject to subsection (h) below) to a Lender (or the Administrative Agent, as the case may be) pursuant to subsection (a) or (c) above if the obligation to pay such Taxes results from such Lender's inability to obtain a complete exemption from Taxes as a result of (i) any amendment to the laws (or any regulations thereunder), or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority adopted or enacted after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), (ii) an amendment, modification or revocation of any existing applicable tax treaty ratified, enacted or amended after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender), or (iii) the ratification of a new tax treaty ratified after the date hereof (or in the case of an entity that becomes a Lender after the date hereof, the date such entity becomes a Lender).

            (g) In the event that the Borrower makes an additional payment under
Section 2.13(a) or 2.13(c) for the account of any Lender and such Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Each Lender and the Administrative Agent shall reasonably cooperate with the Borrower at the Borrower's written request and sole expense, in contesting any Taxes or Other Taxes the Borrower would bear pursuant to this Section 2.13, provided, however, that (i) no tax return of such Lender or the Administrative Agent is or would be held open as a result of such contest, (ii) neither such Lender nor the Administrative Agent is required to reopen a tax year that has already closed and (iii) such Lender and the Administrative Agent shall, in the sole opinion of such Lender and the Administrative Agent, respectively, have determined that such contest will leave such Lender and the Administrative Agent, respectively, in no worse position than it would have been in had it not contested such Taxes or Other Taxes. Nothing contained herein shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit, if in the sole judgment of such Lender or the Administrative Agent, such contest would be disadvantageous to such Lender or the Administrative Agent. In pursuing a contest in the Lender's or the Administrative Agent's name, such Lender or the Administrative Agent will be represented by counsel of such Lender's or the Administrative Agent's choice, and will defend against, settle or otherwise control the contest and will not relinquish control or decision making over the contest.

                        (h) (i) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 or (ii) upon a Withholding Tax Change, each Lender, agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid or minimize such additional amounts and to change the jurisdiction of its LIBOR Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender's reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower's pro rata share of such expenses based on such Lender's Commitment and Advances to the Borrower and the total lending commitments and loans of such Lender to its similarly situated customers.

      SECTION 2.14 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to repay outstanding loans under that certain Term Credit Agreement dated as of May 16, 2002 by and among the Borrower, the Guarantor, the Lenders parties thereto and the Administrative Agent.

      SECTION 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.10, 2.13, 9.04(c) or 9.07) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of the amount of such Lender's required repayment to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                                   ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

      SECTION 3.01 Conditions Precedent to Effectiveness of Section 2.01.
Section 2.01 of this Agreement shall become effective on and as of the first date, but in no event later than May 17, 2004, (the "Effective Date") on which the following conditions precedent have been satisfied:

                        (a) There shall have occurred no Material Adverse Change since December 31, 2003.

            (b) There shall exist no labor dispute, action, suit, investigation, litigation or proceeding affecting any of the Loan Parties or any of their respective Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation") or (ii) is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on any Loan Party, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

                        (c) All governmental and third party consents and approvals necessary in connection with the execution, delivery and performance of this Agreement, the Notes and any other Loan Document shall have been obtained (without the imposition of any conditions that could reasonably be expected to materially adversely affect the ability of any Loan Party to perform its obligations hereunder) and shall remain in effect, and no law or regulation shall be applicable that restrains, prevents or imposes adverse conditions upon the transactions contemplated hereby that could reasonably be expected to materially adversely affect the ability of any Loan Party to perform its obligations hereunder.

                        (d) The Borrower shall have paid all costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, negotiation, execution and, if applicable, filing and recording of this Agreement and the other Loan Documents (including the accrued fees and expenses of counsel to the Administrative Agent and the Lenders) to the extent invoiced and subject to the terms and conditions of Section 9.04(a) herein.

                        (e) The Borrower shall have notified each Lender and the Administrative Agent in writing of the proposed Effective Date.

                        (f) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                  (i) The representations and warranties contained in Section
      4.01 are correct on and as of the Effective Date, and

                  (ii) No event has occurred and is continuing that constitutes a Default.

            (g) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

                  (i) The Term Credit Notes to the order of the Lenders, respectively.

                  (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by this Agreement and the Notes and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

                  (iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of each Loan Party authorized to sign this Agreement and the Notes and the other Loan Documents to be delivered hereunder.

                  (iv) A certificate, in substantially the form of Exhibit C hereto, attesting to the Solvency of each Loan Party after giving effect to the Borrowings contemplated hereunder, from the chief financial officer of each such Loan Party.

                  (v) A favorable opinion of Sandra Torres, Esq., Director of the Legal and Regulatory Affairs Department for the Loan Parties, substantially in the form of Exhibit D hereto.

                  (vi) Certificates of good standing dated not more than ninety
      (90) days prior to the execution of this Agreement showing that each Loan Party is in good standing in the Commonwealth of Puerto Rico, and a copy certified by the Secretary of each Loan Party, dated not more than thirty
      (30) days prior to the date of execution of this Agreement, of the Articles of Incorporation and By-Laws of such Loan Party.

                  (vii) A certificate of a duly authorized officer of the Borrower certifying that the Borrower and the Guarantor have in effect the insurance coverage required pursuant to Section 5.01(b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      SECTION 4.01 Representations and Warranties of the Borrower. In order to induce the Lenders to make the Term Credit Advances hereunder, the Borrower makes the following representations and warranties to the Lenders:

                        (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            (b) The execution, delivery and performance by each Loan Party of this Agreement and the Notes executed by it and the consummation of the transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party's charter or by-laws (or other equivalent organizational documents) or (ii) any law or any material contractual restriction binding on or affecting such Loan Party or, to the knowledge of the chief financial officer of the Borrower, any other contract the breach of which would limit the ability of any Loan Party to perform its obligations under this Agreement or the Notes. No Loan Party is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to it, or in breach of any indenture, agreement, lease or instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or the Notes.

            (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement has been duly executed and delivered by the Guarantor. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Lenders, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Lenders, this Agreement is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

                        (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, its independent public accountants, copies of which have been furnished to each Lender, fairly and accurately represent the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

                        (f) There is no pending or (to the knowledge of any Loan Party) threatened action or proceeding, including, without limitation, any Environmental Action, affecting any Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender that purports to affect the legality, validity or enforceability of this Agreement or any Note.

                  (g) Neither the Borrower nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

                  (h) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (i) As of the date hereof, the Borrower has no direct or indirect Significant Subsidiaries, except as set forth in Schedule 4.01(i).

                  (j) The Borrower and the Guarantor are Solvent.

                  (k) Each Loan Party and each of its respective Subsidiaries have filed all federal, state, commonwealth and local tax returns required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have provided adequate reserves therefor; no unpaid or uncontested assessments have been made against any Loan Party or any Subsidiary of any Loan Party by any taxing authority, nor has any unpaid or uncontested penalty or deficiency been assessed by any such authority, and all contested assessments have been disclosed to the Administrative Agent and adequate reserves have been made therefor. Such tax returns properly reflect the income and taxes of each respective Loan Party and its Subsidiaries for the periods covered thereby, subject only to reasonable adjustments required by the corresponding taxing authorities upon audit or other adjustments not reasonably likely to have a Material Adverse Effect.

                  (l) Schedules 3.01(b), 4.01(i), 5.02(a) and 5.02(d) to this
Term Credit Agreement furnished by the Loan Parties do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading.

                  (m) The operations and properties of each Loan Party comply in all material respects with all applicable Environmental Laws; all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party, and each Loan Party is in compliance in all material respects with all such Environmental Permits; none of the operations or properties of any Loan Party is subject to any Environmental Action alleging the violation of any Environmental Law; none of the operations of any Loan Party are the subject of a federal, state, commonwealth or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment, which Environmental Action or remedial action is reasonably likely to have a Material Adverse Effect.

                  (n) The obligations of the Borrower under this Agreement, and the obligations of the Guarantor under the Guaranty rank pari passu in right of payment with all other senior unsecured Debt of such Person.

                                   ARTICLE V

                          COVENANTS OF THE LOAN PARTIES

      SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

            (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

            (b) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as such Loan Party and such Subsidiaries in the same general areas in which such Loan Party or such Subsidiary operates; provided, however, that such Loan Party and its Subsidiaries may self insure to the extent consistent with prudent business practice.

            (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that each Loan Party and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither any Loan Party nor any of its Subsidiaries shall be required to preserve any right or franchise if the senior management of such Loan Party or of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party or such Subsidiary.

            (d) Visitation Rights. During normal business hours and upon reasonable notice from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with the appropriate representatives of such Loan Party and together with the appropriate representatives of such Loan Party's independent certified public accountants.

            (e) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time and consistently applied.

            (f) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (g) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates, other than another Loan Party, (i) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect, (ii) as required by the Federal Communications Commission's rules and regulations for transactions among affiliates or (iii) as contemplated by the Services Agreement.

            (h) Reporting Requirements. Furnish to the Administrative Agent with sufficient copies for distribution to the Lenders:

                  (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation showing the calculations used for purposes of
            Section 5.03;

                  (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Majority Lenders by Ernst & Young LLP or other independent public accountants of nationally recognized standing, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation showing the calculations used for purposes of Section 5.03;

                  (iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                  (iv) promptly after the sending or filing thereof, copies of any quarterly and annual reports and proxy solicitations that any Loan Party sends to any of its security holders, and copies of any reports on Form 8-K that such Loan Party files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

                  (v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting any Loan Party or any of its Subsidiaries of the type described in Section 3.01(b); and

                  (vi) such other information respecting any Loan Party or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

            (i) Payment of Taxes, Etc. File, and cause its Subsidiaries to file, all federal, state, commonwealth and local tax returns and other reports required by law to be filed; maintain, and cause its Subsidiaries to maintain, adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon such Loan Party and its Subsidiaries, their income or their profits; pay and discharge, and cause its Subsidiaries to pay and discharge, all such taxes, assessments, governmental charges and levies imposed upon such Loan Party and any of its Subsidiaries or against their respective properties prior to the date on which penalties accrue, except to the extent that the same may be contested by such Loan Party or such Subsidiary, as the case may be, in good faith by appropriate proceedings and adequate reserves have been made therefor, unless and until a Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

            (j) Certain Obligations Respecting Subsidiaries. The Borrower will take such action, and will cause each of its Significant Subsidiaries and any Significant Subsidiary formed with the intent of merging with or into a Person that will be a Significant Subsidiary subject to this provision to take such action, from time to time as shall be necessary to ensure that all Significant Subsidiaries of the Borrower are party to, as Loan Parties, the Guaranty provided in Article VII hereof. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Significant Subsidiaries shall form or acquire any new Significant Subsidiary, the Borrower or the respective Significant Subsidiary will cause such new Significant Subsidiary to
(A) become a party hereto and to the Guaranty pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, and (B) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents relating to the foregoing as is consistent with those delivered by each Loan Party pursuant to Article III hereof, or as any Lender or the Administrative Agent shall have reasonably requested.

      SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

            (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for security purposes (but not in connection with a bona fide sale thereof), or permit any of its Subsidiaries to assign for security purposes (but not in connection with a bona fide sale thereof), any right to receive income; provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:

                  (i) Permitted Liens,

                  (ii) purchase money Liens upon or in any real property or
            equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

                  (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto, and other undisclosed Liens existing on the Effective Date securing obligations in the aggregate amount not to exceed $10,000,000.

                  (iv) Liens on property of a Person existing at the time such
            Person is merged into or consolidated with the Borrower or any of its Subsidiaries; provided that any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into or consolidated with the Borrower or any of its Subsidiaries,

                  (v) the replacement, extension or renewal of any Lien
            permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby,

                  (vi) Liens not otherwise permitted pursuant to clauses (i)
            through (v) above securing obligations not to exceed at any one time the amount of $10,000,000; and

                  (vii) Liens on property of a Receivables Subsidiary created in connection with a Permitted Receivables Financing.

            (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, and (iii) the Borrower may merge with any Subsidiary of Verizon so long as the surviving corporation assumes all obligations of the Borrower hereunder and under the Notes, and provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

            (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by generally accepted accounting principles or (ii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (ii) since the Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole.

            (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

                  (i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower,

                  (ii) Debt which may be incurred in connection with the
            Subsidiaries' guarantee of the Bonds or any refunding or refinancing, in whole or in part, of the Bonds,

                  (iii) Debt which may be borrowed and outstanding from time to time under the credit agreements existing or contemplated on and as of the Effective Date and described on Schedule 5.02(d) hereto (the "Subsidiary Existing Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Subsidiary Existing Debt, provided that the principal amount of such Subsidiary Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

                  (iv) unsecured Debt incurred in the ordinary course of
            business aggregating not more than $150,000,000 for PRTC and not more than $75,000,000 in the aggregate at any one time outstanding for all other Significant Subsidiaries that shall become Guarantors hereunder in accordance with Section 5.01(j),

                  (v) Debt in respect of operating leases,

                  (vi) endorsement of negotiable instruments for deposit or
            collection or similar transactions in the ordinary course of business, and

                  (vii) Debt incurred by a Receivables Subsidiary created in connection with a Permitted Receivables Financing.

      SECTION 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

            (a) Debt to EBITDA Ratio. Maintain a Debt to EBITDA Ratio, as at the end of each fiscal quarter of the Borrower, of not more than 3.0:1.0.

            (b) EBITDA to Interest Ratio. Maintain an EBITDA to Interest Ratio, as at the end of each fiscal quarter of the Borrower, of not less than 3.5:1.0.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

      SECTION 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance within five Business Days after the same becomes due and payable; or any fees or other amounts payable under this Agreement or any Note are not paid within five Business Days after the same becomes due and payable; or

            (b) Any representation or warranty made or deemed made by any Loan Party herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

            (c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(c), (d), (g),(h)(iii) or (h)(v), or (j), (k), (l), 5.02 or 5.03; (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h) (other than clauses (iii) and (v) thereof) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Administrative Agent or any Lender; or

            (d) Article VII is breached by the Guarantor or shall cease to be in full force and effect or the Guarantor shall so state in writing; or

            (e) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements net amount of at least $20,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be) (the "Requisite Amount"), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable in accordance with its terms or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased in accordance with its terms, or any offer to prepay, redeem, purchase or defease such Debt shall be required to be made in accordance with its terms, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance or offer therefor is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operation or properties of the Borrower or any of its Subsidiaries, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of "Debt" and to the extent such Debt relates to the obligations of any Person other than the Borrower or any of its Subsidiaries, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or any event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal or in the case of Hedge Agreements net amount of at least $40,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt; or

            (f) Any Loan Party or any of its Subsidiaries shall generally not pay their respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or its Subsidiaries shall take any corporate action to authorize any of the actions set forth in this subsection (f) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

            (g) Any judgment or order for the payment of money in excess of $30,000,000 shall be rendered against any Loan Party or its Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order for which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (B) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured, shall be rated, at least "A-" by A.M. Best Company or its successor or its successors and (C) such insurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (ii) (A) the amount of such judgment or order is covered by a valid and binding indemnification agreement between the defendant and an indemnitor, (B) such indemnitor shall have a rating for any class of its non-credit enhanced long-term senior unsecured debt of not lower than BBB+ by S&P or Baa3 by Moody's and (C) such indemnitor has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

            (h) (i) Verizon shall cease for any reason to maintain, directly or indirectly, the Controlling Interest, or (ii) the Borrower shall for any reason cease to own 100% of the Voting Stock of the Guarantor; or

            (i) Any Loan Party or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Loan Party or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan.

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE VII

                                    GUARANTY

      SECTION 7.01 Guaranty; Limitation of Liability.

            (a) In order to induce the Lenders to extend credit to the Borrower hereunder, the Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each other Loan Party now or hereafter existing under this Agreement or any Note, whether for principal, interest, fees, expenses or otherwise (such obligations, to the extent not paid by such Loan Party or specifically waived in accordance with Section 9.01, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under this Article VII ("this Guaranty"). Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Administrative Agent or any Lender under this Agreement or any Note but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party.

            (b) The Guarantor and, by its acceptance of this Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or fraudulent conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or Commonwealth of Puerto Rico law to the extent applicable to this Guaranty. To effectuate the foregoing intention, the Administrative Agent, each other Lender and the Guarantor hereby irrevocably agrees that the obligations of the Guarantor under this Guaranty shall not exceed the greater of
(A) the benefit realized by the Guarantor from the proceeds of the Advances made from time to time by the Borrower to the Guarantor and (B) the maximum amount that will, after giving effect to such maximum amount and all other probable contingent and fixed liabilities of the Guarantor that are relevant under applicable law, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of the Guarantor in respect of the obligations of the Guarantor under this Guaranty, result in the obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or fraudulent conveyance. For purposes hereof, "Bankruptcy Law" means Title 11, United States Code, or any similar Federal, state or Commonwealth of Puerto Rico law for the relief of debtors.

            (c) The Guarantor agrees that in the event any payment shall be required to be made to the Lenders under this Guaranty, the Guarantor will contribute, to the maximum extent such that the contribution will not result in a fraudulent transfer or fraudulent conveyance, such amounts to the Guarantor so as to maximize the aggregate amount paid to the Lenders under this Agreement and the Notes.

      SECTION 7.02 Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or the Guarantor or whether the Borrower or the Guarantor is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and, to the maximum extent permitted by law, the Guarantor hereby irrevocably waives, any defenses it may now or hereafter have in any way relating to, any or all of the following:

            (a) any lack of validity or enforceability of this Agreement or any agreement or instrument relating hereto;

            (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, any Note or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

            (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

            (d) any change, restructuring or termination of the corporate structure or existence of the Borrower; or

            (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Guarantor, the Borrower or any other guarantor or surety other than payment when due.

      This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or the Guarantor or otherwise, all as though such payment had not been made.

      SECTION 7.03 Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender exhaust any right or take any action against the Borrower or any other Person or any collateral. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 7.03 is knowingly made in contemplation of such benefits. The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

      SECTION 7.04 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the

Lenders, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07.

      SECTION 7.05 Subrogation. The Guarantor will not exercise any rights that it may now or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower, the Guarantor or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, the Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Termination Date shall have occurred. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Guaranty, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent and the Lenders will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

      SECTION 8.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

      SECTION 8.02 Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower except as specifically set forth in this Agreement; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

      SECTION 8.03 BBVAPR and Affiliates. With respect to its Commitment, the Advances made by it and the Note or Notes issued to it, BBVAPR shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include BBVAPR in its individual capacity. BBVAPR and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any of its Subsidiaries, all as if BBVAPR were not the Administrative Agent and without any duty to account therefor to the Lenders.

      SECTION 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      SECTION 8.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Term Credit Advances owed each of them (or if no Term Credit Advances are at the time outstanding, ratably according to their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

      SECTION 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent which, so long as no Default shall have occurred and be continuing, shall be subject to the Borrower's approval, which approval shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof or the Commonwealth of Puerto Rico and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent, upon appointment of such successor Administrative Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Article III,
(ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the Advances or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder,
(iii) amend this Section 9.01, (iv) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (v) reduce the principal of, or interest on, the Notes, or any fees or other amounts payable hereunder, (vi) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vii) limit the liability of any party under any Loan Document or (viii) modify the definition of the term "Majority Lenders"; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

      SECTION 9.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by courier, if to the Borrower, at

                  Telecomunicaciones de Puerto Rico, Inc.
                  1515 Roosevelt Avenue
                  12th Floor,
                  Guaynabo, Puerto Rico 00968

                  or

                  P.O. Box 360998
                  San Juan, Puerto Rico 00936-0998,
                  Attention:  Adail Ortiz, Chief Financial Officer

                  Facsimile No: (787) 282-0958

                  with a copy to

                  Maria Elena de la Cruz
                  Treasurer
                  Telecomunicaciones de Puerto Rico, Inc.
                  1513 Roosevelt Avenue , 10th Floor
                  Guaynabo, Puerto Rico 00968
                  Facsimile No: (787) 783-2919

                  if to PRTC, at

                  Puerto Rico Telephone Company, Inc.
                  1515 Roosevelt Avenue, 12th Floor
                  Guaynabo, Puerto Rico 00968
                  or

                  P.O. Box 360998
                  San Juan, Puerto Rico 00936-0998,
                  Attention: Adail Ortiz, Chief Financial Officer
                  Facsimile No: (787) 282-0958

                  with a copy to

                  Maria Elena de la Cruz
                  Treasurer
                  Telecomunicaciones de Puerto Rico, Inc.
                  1513 Roosevelt Avenue, 10th Floor
                  Guaynabo, Puerto Rico 00968
                  Facsimile No: (787) 783-2919

if to any Lender, at its Applicable Lending Office specified opposite its name on Schedule I hereto; and if to the Administrative Agent, at its address at PO Box 364745, San Juan, Puerto Rico 00936-4745, Attention: Executive Vice President, Corporate Banking Division, (Fax No. (787) 777-2217) or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the first class mails or, in the case of international delivery, when deposited with mails or couriers that deliver within two Business Days or telecopied, provided that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent, and provided, further, that notices and communications to any Person required to be provided hereunder within five Business Days shall only be made by hand or via telecopy or courier. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

      SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 9.04 Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent; provided that such costs and expenses shall not in the aggregate be in excess of $15,000. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

      The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct, (B) arises from disputes among two or more Lenders (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., Administrative Agent or Arranger) under the Credit Agreement or the Notes or to the extent that it involves the Administrative Agent's syndication activities) or (C) arises from or relates to a breach by such Indemnified Party of its obligations under this Agreement. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

            (b) If any payment of principal of, or Conversion of, any LIBOR Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Notes pursuant to Section 6.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

            (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

      SECTION 9.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

      SECTION 9.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by each Loan Party, the Administrative Agent and by each initial Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Majority Lenders.

      SECTION 9.07 Assignments and Participations. (a) Each Lender may, with the consent of the Administrative Agent (except as provided in (f) below) and, so long as no Default has occurred and is continuing, the Borrower (such consent, in the case of the Administrative Agent or the Borrower, not to be unreasonably withheld) or if demanded by the Borrower (i) following a request for a payment to or on behalf of such Lender under Section 2.10 or Section 2.13 or a notice given by such Lender pursuant to Section 2.11 or (ii) following a Withholding Tax Change affecting payments to such Lender, upon at least ten Business Day's notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances, the Note or Notes held by it and the remaining Loan Documents); provided, however, that (i) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance (as hereinafter defined) with respect to such assignment) shall in no event be less than $1,000,000 (unless such lesser amount is the entire amount of such assigning Lender's Commitment or outstanding Advances) and shall be an integral multiple of $100,000, (ii) each such assignment shall be to an Eligible Assignee or to an Affiliate of the assignor, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing fee of $2,500.00. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            (c) Upon its receipt of an Assignment and Acceptance in substantially the form of Exhibit E hereto (the "Assignment and Acceptance") executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance and (ii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or new Notes to the order of the assigning Lender in an amount equal to the Commitment(s) retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of Exhibit A.

            (d) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender may agree with a participant as to the manner in which the Lender shall exercise the Lender's rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

            (e) Any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

            (f) Any Lender may at any time, without the consent of, but with notice to the Administrative Agent, assign all or part of its rights on obligations under this Agreement to any Affiliate of such Lender, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

      SECTION 9.08 Nondisclosure. None of the Administrative Agent, any Lender or any Affiliate thereof shall disclose without the prior consent of the Borrower (other than to the Administrative Agent, the other Lender or any such Affiliate, their respective directors, employees, auditors, affiliates or counsel who shall agree to be bound by the terms of this provision) any information with respect to the Loan Parties or any Subsidiary thereof contained in financial statements, projections or reports provided to the Administrative Agent, any Lender or any Affiliate thereof by, or on behalf of, the Loan Parties or any Subsidiary, provided that the Administrative Agent, any Lender or any Affiliate thereof may disclose any such information (a) as has become generally available to the public in a manner, or through actions, which do not violate the terms of this Section 9.08, (b) to, or as may be required or appropriate in any report, statement or testimony submitted to, any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Administrative Agent, any Lender or any Affiliate thereof or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to the Administrative Agent, any Lender or any Affiliate thereof and
(e) to a prospective assignee and/or participant in the amounts outstanding hereunder or under the Advances, provided, however, that such prospective assignee and/or participant executes an agreement containing provisions substantially identical to those contained in this Section 9.08 and which shall by its terms inure to the benefit of the Borrower and provided, further, that to the extent practicable, the Administrative Agent, each Lender and their respective Affiliates shall use reasonable best efforts to provide prior written notice of such disclosure to the Borrower.

      SECTION 9.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

      SECTION 9.10 Jurisdiction, Etc. Each of the Loan Parties hereby agrees that any suit, action or proceeding with respect to this Agreement or the Notes, the other Loan Documents or any other document executed hereunder to which it is a party or any judgment entered by any court in respect thereof may be brought in the United States District Court for the District of Puerto Rico or in the Court of First Instance of Puerto Rico sitting in San Juan, as the party commencing such suit, action or proceeding may elect in its sole discretion; and each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each party hereto further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile.

            (a) Each of the Loan Parties hereby irrevocably consents to the service of process in any suit, action or proceeding in such courts by the mailing thereof by the Administrative Agent or any

Lender by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Loan Parties in such other jurisdictions, and in such manner, as may be permitted by applicable law.

            (b) Each of the Loan Parties hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any document executed hereunder brought in any such court and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

      SECTION 9.11 Waiver of Jury Trial. Each of the Borrower, the Guarantor, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Notes or the other Loan Documents or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

      SECTION 9.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Term Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PUERTO RICO TELEPHONE             TELECOMUNICACIONES DE PUERTO

COMPANY, INC., as Guarantor       RICO, INC., as Borrower

By: _______________________       By: ____________________________
Name:  Cristina Lambert           Name:  Cristina Lambert
Title: President and Chief        Title: President and Chief
       Executive Officer                   Executive Officer

                                         BANCO BILBAO VIZCAYA
                                         ARGENTARIA PUERTO RICO, as Lender

                                         By: ____________________________
                                         Name:  Alberto Nido Colon
                                         Title: Senior Executive Vice President

                                         By: ____________________________
                                         Name:  Helen Pardo
                                         Title: Senior Vice  President

                                         BANCO BILBAO VIZCAYA

                                         ARGENTARIA  PUERTO RICO,
                                         as Administrative Agent

                                         By: ____________________________
                                         Name:  Alberto Nido Colon
                                         Title: Senior Executive Vice President

                                         By: ____________________________
                                         Name:  Helen Pardo
                                         Title: Senior Vice President

      COMMITMENT                                 LENDER
-----------------------                  ----------------------
        $30,000,000.00                   Banco Bilbao Vizcaya

TOTAL:  $30,000,000.00                   Argentaria Puerto Rico